Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Tim Grace	Stacy Feit
Vice President and Treasurer	Media Inquiries	Analyst Inquiries
(312) 658-5766	(312) 640-6667	(312) 640-6779

FOR IMMEDIATE RELEASE

THURSDAY, MAY 31, 2007

STRATEGIC HOTELS & RESORTS ENTERS INTO A $450 MILLION JOINT VENTURE ON

THE INTERCONTINENTAL CHICAGO AND THE HYATT REGENCY LA JOLLA

CHICAGO – May 31, 2007—Strategic Hotels & Resorts (NYSE: BEE) announced today that it has entered into a joint venture agreement with GIC Real Estate Pte Ltd (GIC RE), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd. Under the terms of the agreement, GIC RE’s affiliate will acquire a 49 percent interest in the company’s InterContinental Chicago and Hyatt Regency La Jolla hotels and the joint venture will enter into long term asset management and other services agreements with Strategic Hotels & Resorts. The transaction, with a gross aggregate value of $450 million, is expected to close during the third quarter.

The 792-room InterContinental Chicago, located in the heart of the Magnificent Mile shopping district, is an historic luxury property in the third most populated metropolitan area in the nation. The hotel consists of two towers, the 42-story historic tower and the 26-story main tower, and features 42,000 square feet of function space, including six historic ballrooms and 30 state-of-the-art meeting rooms. The InterContinental Chicago also features Strategic Hotels & Resorts’ proprietary wine room concept, ENO, which is the second of eight planned locations within the United States. Further enhancements are currently underway at the property, including the addition of a Starbucks franchise on Michigan Avenue, a new location for the Zest restaurant in previously non income generating public space and additional meeting space converted from a portion of the Zest restaurant’s previous location. The company acquired an 85 percent controlling interest in the asset in April 2005 as part of a joint venture with the previous owner and had subsequently increased its ownership to 100 percent.

The 419-room Hyatt Regency La Jolla, located in San Diego’s upscale resort community of La Jolla, known as the “Jewel of the Pacific,” is an architectural masterpiece inspired by Michael Graves. The property features more than 34,000 square feet of flexible function space, a popular collection of food and entertainment outlets, including the well renowned Café Japengo, the 32,000 square foot atrium style Sporting Club and Spa, an Olympic-size lap pool and an array of business and leisure services and amenities.

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Both hotels will be held in a joint venture arrangement for which Strategic Hotels & Resorts will serve as asset manager under a long term asset management agreement. The company will hold a 51 percent interest and GIC RE will hold the remaining 49 percent interest. Strategic Hotels & Resorts will receive asset management fees in addition to various other fees for its services under the agreement. The company had previously expected the hotels to produce approximately $34.5 million in combined property EBITDA for 2007. Including the aforementioned fees, the company’s disposition of the 49 percent interest represents an effective 2007 EBITDA multiple of 14x. In addition, the agreement provides the company with longer term operating and capital incentive arrangements.

Laurence Geller, President and Chief Executive Officer, commented, “We are delighted to forge this partnership with GIC Real Estate, an organization with whom we have a decade long, successful relationship in a myriad of formats. They have been our partners in owning European hotels and both lenders and equity investors in our predecessor company (prior to becoming a publicly listed NYSE entity). We look forward to a continued expansion of this fruitful relationship with similar such long term arrangements in conjunction with a globally oriented partner who has complementary objectives and philosophies to our own.

“This transaction exemplifies one of our stated strategies of seeking partial liquidity for assets that have reached the mature phase of their life cycle, while allowing us to benefit from further cyclical upside, identified longer term redevelopment opportunities, a recurring stream of fee income and incremental profit sharing opportunities. In addition, the opportunity to earn recurring asset management and incentive fees is an extension of our business which provides value enhancing asset management systems and services to current and future partners.

“We are pleased with the increases in value created by our successful asset management strategies at both of these properties. Given the gross value of $450 million for this transaction, we have achieved a combined unleveraged internal rate of return in excess of 30 percent during the company’s ownership of the Hyatt Regency La Jolla as a public company and the InterContinental Chicago since its acquisition approximately two years ago.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 20 properties with an aggregate of 10,033 rooms. For further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the satisfaction of all closing conditions; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing

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challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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